Exhibit  23.3  Consent  of  Ernst  &  Young  LLP



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-105071) and related prospectus of RC2 Corporation for the registration of 133,333 shares of its common stock and the incorporation by reference therein of our report dated February 22, 2002, on the consolidated financial statements of Racing Champions Worldwide Limited for the years ended December 31, 2001 and 2000, included in the Annual Report (Form 10-K) of RC2 Corporation for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



/s/  Ernst  &  Young  LLP
ERNST  &  YOUNG  LLP
Exeter,  England
June 30,  2003